Exhibit 99.1

FROM:	FOR:
Padilla Speer Beardsley Inc.	Synovis Life Technologies, Inc.
1101 West River Parkway	2575 University Ave. West
Minneapolis, Minnesota 55415	St. Paul, Minnesota 55114

CONTACTS:	CONTACTS:
Nancy A. Johnson / Marian Briggs	Richard Kramp, President and CEO
(612) 455-1745 / (612) 455-1742	Brett Reynolds, CFO
(651) 796-7300
FOR IMMEDIATE RELEASE
SYNOVIS LIFE TECHNOLOGIES REPORTS 19 PERCENT REVENUE GROWTH FOR FISCAL 2009 FIRST QUARTER; DILUTED EPS INCREASES 55 PERCENT TO $0.14 FROM $0.09
Veritas® and Peri-Strips® Product Lines Generate Robust Growth; Gross Margins Rise
     ST. PAUL, Minn., February 25, 2009 — Synovis Life Technologies, Inc. (Nasdaq: SYNO), today reported record revenue and strong net income performance for the first fiscal quarter ended January 31, 2009.
     For the 2009 first quarter, net revenue rose to $13.4 million, a 19 percent increase over $11.3 million in the year-ago period. The company reported first-quarter net income of $1.7 million, or $0.14 per diluted share, up from net income from continuing operations of $1.2 million, or $0.09 per diluted share, in the year-earlier period.
     Richard W. Kramp, Synovis Life Technologies’ president and chief executive officer, commented on the quarter: “We are pleased to post very strong revenue overall, most notably in our Peri-Strips® and Veritas® product lines, which rose 25 percent and 86 percent, respectively, over the same quarter a year ago. We remain enthusiastic about the rapid market adoption of the Veritas product line. We believe expanding clinical experience with Veritas, combined with strong sales focus, are responsible for the year-over-year growth. To position Synovis for sustained growth going forward, we are committed to investing in both R&D studies that compare competitive product performance versus Veritas, as well as clinical studies to build the product’s published record of clinical performance. Also important is that we have a strong balance sheet with $65.1 million of cash and investments and no debt, giving us the resources to prudently pursue strategic acquisitions to leverage the growing strength of our sales force and augment organic growth.”
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Synovis Life Technologies
February 25, 2009

     Gross margin rose to 70 percent in the first quarter, a three-percentage point gain over the first quarter of fiscal 2008. Factors driving the improvement include: increased sales of higher-margin Veritas and Peri-Strips products; improved labor and material utilization; and higher average net sales prices. SG&A expenses increased 12 percent due to higher clinical, new business development and legal costs, as well as greater sales and marketing costs associated with the expansion of Synovis’ sales force. The company added six new sales representatives in the first quarter as planned: four sales people were added to the surgical sales force and two sales people joined the microsurgical sales team. Further, Synovis plans to hire eight more sales professionals by the fiscal year-end. Research and development expenses rose 25 percent over the year-ago period, primarily due to project activities supporting the development of the Flow Coupler, in addition to current and future indications for Veritas. Operating income for the first quarter totaled $2.2 million, up 75 percent from operating income of $1.3 million a year earlier.
     As previously announced, the company completed the sale of substantially all of the assets of its interventional business on January 31, 2008. Operating results for the interventional business are reflected as discontinued operations for all periods presented. The company recorded a net gain of $5.3 million on the transaction in the first quarter of fiscal 2008.
High-Potential Products Spearhead Growth
     Synovis offers a full product portfolio which includes tissue-based products, devices for microsurgery, and surgical tools and instruments with applications in several surgical specialties, including bariatric, general, vascular, neuro, micro and reconstructive surgery. Product-related highlights follow.
     Peri-Strips Dry, or PSD, product sales reached $4.9 million in the first quarter, a 25 percent increase over the year-ago period due to strength both domestically and in Europe. PSD is a bovine pericardium-based staple-line buttress used primarily to control bleeding and leakage of gastric fluids in bariatric procedures to treat obesity. Peri-Strips products have an exceptionally low adverse event rate.
     Kramp said, “A record number of Peri-Strips units were sold in the just-completed quarter. The growth in Peri-Strips sales for gastric bypass surgery is exceeding the rate of procedural growth – a strong indication that we are taking competitive share as well as converting surgeons who have historically not used a buttress to using Peri-Strips during their procedures. Interest in bariatric surgery is growing as physicians and patients see the significant benefits of the surgery, including substantial and sustained weight loss, a high rate of diabetes remission, and reduction in breast and colon cancers. Gastric bypass, or Roux-en-Y, surgery remains the most-often performed bariatric procedure in the United States and is growing in Europe due to disappointing long-term results with gastric banding. In obesity surgery, Peri-Strips are particularly valued for preventing blood and gastric fluid leaks, thus avoiding extremely costly complications.”
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Synovis Life Technologies
February 25, 2009

     Revenue from patch products based on Synovis’ unique Veritas remodelable biomaterial rose to $1.5 million in the first quarter, an 86 percent increase over the comparable period last year. Veritas, which is extremely strong and supple, acts as a “scaffold” to facilitate tissue regeneration. Synovis launched Veritas into the complex ventral hernia repair market in early fiscal 2007.
     Regarding the hernia market, Kramp added, “Veritas is an extraordinary biomaterial and with it, we are capturing market share in this intensely competitive market. Our annualized sales rate of $6.0 million is up 28 percent from our fiscal 2008 fourth quarter rate. In support of our future Veritas sales, we are investing as planned in additional in vivo and clinical studies to document the comparative strengths of Veritas versus its biological competitors, and to more fully assess factors that could affect patient outcomes. These studies will run from one to three years with interim data expected to be available. They are a critical and needed investment to establish Veritas as a major ‘best-in-class’ player in the complex ventral hernia market.”
     Sales of the established Tissue-Guard line of products for the vascular, thoracic and neuro applications increased by 9 percent to $3.7 million in the first quarter, with solid growth in both U.S. and international markets. Approximately three-quarters of the growth was due to higher unit sales with the remainder due to higher selling prices.
     First-quarter revenue from the company’s microsurgical product line was $1.8 million, a 2 percent increase over the same period last year. Sales of the Coupler, the primary microsurgery product, showed a 14 percent revenue gain over the year-ago quarter. The Coupler facilitates connecting extremely small blood vessels in about one-fourth of the time required by hand suturing. The connection is performed in such a way that no foreign material is placed in the blood flow path, thus resulting in short- and long-term patency rates which compare favorably to hand suturing. The Coupler is most often used in perforator flap surgery – a breast reconstruction procedure performed after cancer surgery. This procedure is reimbursed and increasing in frequency.
     Kramp noted, “After many quarters of exceptional revenue growth, microsurgical revenue was essentially flat quarter over quarter. We are assessing likely causes and believe several factors detracted from this quarter’s performance. There appears to have been some customer inventory build-up in the last half of fiscal 2008 as we worked through some back order issues for our Coupler products. Reduced capital equipment purchases by hospitals slowed sales of the premium S&T instruments Synovis distributes, and we are also aware of several hospital delays in launching new microsurgical programs due to the current economic environment. From an organizational standpoint, we had turnover in two of our microsurgical sales territories which diverted sales management’s time as we focused on recruiting qualified replacements. We currently have seven sales professionals focused on microsurgical sales and plan to increase that number to nine by the end of our second fiscal quarter. Our micro products require a highly technical sales approach, and it takes
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Synovis Life Technologies
February 25, 2009

time to recruit and train new sales representatives and for them to build rapport with the micro-surgeons in their respective territories.”
Balance Sheet and Cash Flow
     Synovis had $29.0 million in cash and cash equivalents, as well as $3.0 million in restricted cash and $33.1 million in short- and long-term investments (inclusive of $5.3 million of auction rate securities), for a total of $65.1 million as of January 31, 2009, down from $74.8 million at the fiscal 2008 year-end. During the first quarter, the company used cash of $8.1 million to repurchase 496,000 shares of its stock at an average price per share of $16.39. The company has now completed the repurchase of all 1 million shares that its board authorized in May 2008 at a total cost of $16.7 million. Operating activities used cash of approximately $200,000 in the first quarter of fiscal 2009, consistent with prior years, as year-end accruals for stock repurchases, sales commissions and incentive compensation were paid in the first quarter.
     The estimated fair value of the company’s $9.0 million investment in auction rate securities was $5.3 million as of the end of the first quarter, compared to $6.6 million as of the end of fiscal 2008. Based on the facts and circumstances as of January 31, 2009, the company believes fair value adjustment to be temporary and has recorded the loss as “accumulated other comprehensive loss” in the equity section of the balance sheet. As such, the fair value adjustment had no impact on net income or earnings per share in the quarter.
Conference Call and Webcast
     Synovis Life Technologies will host a live Webcast of its fiscal first-quarter conference call today, February 25, at 10 a.m. CT to discuss the company’s results. To access the live Webcast, go to the investor information section of the company’s Web site, www.synovislife.com, and click on the Webcast icon. A Webcast replay will be available beginning at noon CT, Wednesday, February 25.
     If you prefer to listen to an audio replay of the conference call, dial (888) 286-8010 and enter access number 65120186. The audio replay will be available beginning at 1 p.m. CT on Wednesday, February 25, through 6 p.m. CT on Friday, February 27.
About Synovis Life Technologies
     Synovis Life Technologies, Inc., based in St. Paul, Minn., is a diversified medical device company that develops, manufactures and markets medical devices for the surgical treatment of disease. The company’s products include implantable biomaterials for soft tissue repair, devices for microsurgery and surgical tools – all designed to reduce risks and/or facilitate critical surgeries, improve patient outcomes and reduce healthcare costs. For additional information on Synovis Life Technologies and its products, visit the company’s Web site at www.synovislife.com.
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Synovis Life Technologies
February 25, 2009

     Forward-looking statements contained in this press release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The statements can be identified by words such as “should”, “could”, “may”, “will”, “expect”, “believe”, “anticipate”, “estimate”, “continue”, or other similar expressions. Certain important factors that could cause results to differ materially from those anticipated by the forward-looking statements made herein include the timing of product introductions, the ability of our direct sales force to grow revenues, outcomes of clinical and market trials as well as regulatory submissions, the number of certain surgical procedures performed, the ability to identify, acquire and successfully integrate suitable acquisition candidates, the cost and outcome of intellectual property litigation, any operational or financial impact of the current global economic downturn, current market conditions affecting its investments and any claims for indemnification related to the sale of the interventional business, as well as the other factors found in the company’s Annual Report on Form 10-K for the year ended October 31, 2008.
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Synovis Life Technologies
February 25, 2009

SYNOVIS LIFE TECHNOLOGIES, INC.
Condensed Consolidated Results of Operations (unaudited)
(In thousands, except per share data)

	Three Months Ended
	January 31
	2009	2008
Net revenue	$13,414	$11,306
Cost of revenue	3,973	3,685
Gross margin	9,441	7,621
Gross margin percentage	70%	67%

Selling, general and administrative	6,347	5,655
Research and development	854	683

Operating income	2,240	1,283

Interest income	339	585
Income from continuing operations before provision for income taxes	2,579	1,868
Provision for income taxes	916	673

Income from continuing operations	1,663	1,195

Discontinued operations:
Loss from operations of discontinued business, net of tax benefit of $10	—	(20)
Gain on sale of discontinued operations, net of taxes of $6,083	—	5,340

Net income	$1,663	$6,515

Basic earnings per share:
- Continuing operations	$0.14	$0.10
- Discontinued operations	—	0.43

Basic earnings per share	$0.14	$0.53

Diluted earnings per share:
- Continuing operations	$0.14	$0.09
- Discontinued operations	—	0.42

Diluted earnings per share	$0.14	$0.51

Weighted average basic shares outstanding	11,721	12,373
Weighted average diluted shares outstanding	11,966	12,762
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Synovis Life Technologies
February 25, 2009

SYNOVIS LIFE TECHNOLOGIES, INC.
Condensed Consolidated Balance Sheets
As of January 31, 2009 (unaudited) and October 31, 2008
(In thousands, except share and per share data)

	January 31,	October 31,
	2009	2008
ASSETS
Current assets:
Cash and cash equivalents	$28,994	$46,895
Restricted cash	2,950	2,950
Short-term investments	16,106	5,598
Accounts receivable, net	6,163	6,071
Inventories	5,670	5,733
Other current assets	1,635	2,390

Total current assets	61,518	69,637

Investments, net	17,047	19,345
Property, plant and equipment, net	2,970	2,931
Goodwill and other intangible assets, net	5,125	5,158
Deferred income tax asset, net	437	330

Total assets	$87,097	$97,401

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$4,104	$7,168
Deferred income tax liability, net	147	147
Current liabilities – discontinued operations	205	225

Total current liabilities	4,456	7,540

Shareholders’ equity:
Preferred stock: authorized 5,000,000 shares of $.01 par value; none issued or outstanding at both dates	—	—
Common stock: authorized 20,000,000 shares of $.01 par value; issued and outstanding 11,530,882 at January 31, 2009 and 12,018,670 at October 31, 2008	115	120
Additional paid-in capital	64,341	72,181
Accumulated other comprehensive loss	(3,445)	(2,407)
Retained earnings	21,630	19,967

Total shareholders’ equity	82,641	89,861

Total liabilities and shareholders’ equity	$87,097	$97,401

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